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Asyst Technologies, Inc.
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At approximately 4:30 p.m., Eastern Time, on July 25, 2008, Asyst sent the following mail to its employees and posted the text on its internal website.
To All Asyst Employees:
Asyst has been in the news a great deal lately. The good news many of you knew already — the Agile Automation™ launch, the big $15 million Spartan™ Sorter win, the Falcon™ loadport introduction to the marketplace, and the launch and first commercial installation of our VAO™ software. These are significant achievements on our product roadmap, and we appreciate all the work by many of you that contributed to these milestones.
We’ve also been in the news recently because, as we disclosed in a press release last week, Aquest Systems Corp. sent an unsolicited letter expressing an interest in acquiring Asyst. Many companies in our industry have seen their stock prices drop significantly over the past year, due in large part to the current industry downturn. Despite our strong advancements during this time period in product development and cost management, we are not immune to these industry-wide challenges. In light of that and our recently announced product and market successes, the news that another company is potentially interested in buying Asyst shouldn’t be surprising. In fact, I believe it is validation of the strength of our customer relationships, products, and people.
Our Board is reviewing the Aquest interest, consistent with the Board’s obligation to evaluate all opportunities that could potentially enhance shareholder value. However, there can be no assurance that this review will result in a transaction, so we should all stay focused on continuing to execute the company’s core objectives — penetrating our products into the marketplace, reducing costs, and delivering value to our customers.
Focus on New Product Development
Over the past two years, we have increased our investment in research and development by approximately 50%. All of the increase has been focused on new products, with a particular emphasis on the truly new capabilities that can provide a dramatic improvement in the productivity of individual tools, process bays, and full fabs. At Semicon West last week, we officially launched a key product of this investment effort — our new Agile Automation solution, which provides the ability to load and unload several tools in parallel while substantially reducing dependency on OHT vehicles.
We already have deployed multiple Agile Automation products in the field, including the first commercial installation of our new VAO fab management software in a large memory fab in Japan and multiple production installations of our Velocity™ HTC conveyor, which recently was selected by a major semiconductor foundry in Taiwan in a head-to-head runoff against a competitor’s standalone conveyor. We also are in the process of qualifying a customized Agile solution for a major foundry and a leading integrated device manufacturer.
Also at Semicon West, we introduced our new Falcon Integrated Loadport, which is designed to provide industry-leading performance and cost-of-ownership. The Falcon has allowed us to launch an aggressive penetration plan with Tier-One equipment manufacturers, two of which already are evaluating the product.

Enhancing Value
With the semiconductor equipment industry currently in a significant cyclical downturn, it may be difficult to see the substantial progress we have made throughout the company. But our position with customers has never been better, and I believe they are energized by the unprecedented level of new products we have introduced to the marketplace. When the industry demand trends improve, I believe that Asyst and our shareholders will be rewarded for our substantial investment in new products, cost reduction, and new customer penetration. We expect the rewards will be in the form of better-than-industry growth, higher margins, and greater profitability and cash flow.
I want to assure you that the Board of Directors and Management Team are focused on maximizing the value of the company for all of our stakeholders — our employees, shareholders, and customers. I appreciate your efforts and ask for your continued focus on the business at hand, which drives the value of everything we have created here at Asyst.
With warm regards,
Steve

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND
Asyst Technologies, Inc. plans to file with the SEC and make available to its shareholders a proxy statement and a white proxy card in connection with its 2008 annual meeting, and advises its shareholders to read the proxy statement relating to the 2008 annual meeting when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the proxy statement and other documents (when available) that Asyst files with the SEC at the SEC’s website at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Asyst by directing a request to Asyst Technologies, Inc., Attn: Investor Relations, John Swenson, 46897 Bayside Parkway, Fremont, California 94538, or from Asyst at www.asyst.com.
Asyst, its directors and named executive officers may be deemed to be participants in the solicitation of Asyst’s shareholders in connection with its 2008 annual meeting. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Asyst’s proxy statement filed with the SEC on July 27, 2007, for the 2007 annual meeting. To the extent holdings of Asyst securities have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements made or implied concerning potential future transactions and the company’s future plans and prospects. The company assumes no obligation to update these statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include but are not limited to the following risks: uncertainty as to whether any acquisition proposal will result in a transaction at all or have a price or other terms beneficial to shareholders; adverse impacts that acquisition proposals could have on our business relationships with customers; possibility that key employees may pursue other opportunities due to concerns as to employment security at Asyst; adverse impacts that an unsolicited acquisition proposal and proxy contest seeking control of our board of directors may have on our operating expenses and our strategic and operating initiatives; and significant costs of defense, indemnification and liability if litigation were to arise in relation to any of the foregoing matters. Other factors that could adversely impact our business and future expectations set forth above include risks relating to the availability and performance of our Spartan, Agile Automation, Falcon, VAO, and Velocity products; the ability of our Spartan, Agile Automation, Falcon, VAO, and Velocity products to meet customer requirements; uncertainties related to the pace or completion of customer orders and the timing and realization of expected sales and related revenue for our Spartan, Agile Automation, Falcon, VAO, and Velocity products; the continued acceptance of our products and services; the value, timing, release and market acceptance of new products; the ability to maintain or increase market share and product pricing; our reliance on a few key customers; the ability to reduce costs and improve product margins for our products in a competitive marketplace; the possibility that customers may cancel or delay planned expansion activity and thus delay or reduce related revenue; our ability to execute on our ongoing strategic and operating initiatives; the impact and outcome of any legal actions or proceedings; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
“Asyst” and “Spartan” are registered trademarks and “Agile Automation,” “Falcon,” “VAO,” and “Velocity” are trademarks of Asyst Technologies, Inc. All Rights Reserved.